Exhibit 99.1

Verastem Announces Increased Hercules Debt Facility

Increases Borrowing Limit to $50 Million Over the Next 15 Months, Through Potential Approval and Commercial Launch of Duvelisib

BOSTON, MA — January 4, 2018 — Verastem, Inc. (Nasdaq: VSTM), focused on discovering and developing drugs to improve the survival and quality of life of cancer patients, today announced its entry into an amendment to its Loan and Security Agreement with Hercules Capital, Inc., increasing its existing borrowing limit under the loan facility from $25 million to up to $50 million in financing.  The increased loan facility proceeds will be available for Verastem’s ongoing development programs, including regulatory and commercialization activities for duvelisib, and for general corporate purposes.

Verastem has received the first $15 million of financing under the original Loan and Security Agreement.  Additional tranches of up to $35 million in aggregate will be available to Verastem to drawdown subject to certain conditions, including the U.S. Food and Drug Administration’s (FDA) acceptance of Verastem’s New Drug Application (NDA) for duvelisib. The additional funds available under the facility will only accrue interest and principal repayments upon drawdown by Verastem.

“We are delighted to have the support and confidence of Hercules, a premier partner known for its strategic investments in promising healthcare companies and products,” said Julie Feder, Chief Financial Officer of Verastem.  “The availability of this increased credit facility provides important flexibility in our long-term financing plan as Verastem transitions into a commercial-stage business.  We believe duvelisib has the potential to offer an appealing new oral treatment alternative to patients with relapsed or refractory chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL) and relapsed or refractory follicular lymphoma (FL). We remain on track to submit an NDA to the FDA during the first quarter of 2018.”

About Duvelisib

Duvelisib is an investigational, dual inhibitor of phosphoinositide 3-kinase (PI3K)-delta and PI3K-gamma, two enzymes known to help support the growth and survival of malignant B-cells and T-cells. PI3K signaling may lead to the proliferation of malignant B-cells and is thought to play a role in the formation and maintenance of the supportive tumor microenvironment.(1),(2),(3) Duvelisib is currently being evaluated in late- and mid-stage clinical trials, including DUO™, a randomized, Phase 3 monotherapy study in patients with relapsed or refractory CLL/SLL,(4) and DYNAMO™, a single-arm, Phase 2 monotherapy study in patients with refractory iNHL that achieved its primary endpoint of ORR.(5) Duvelisib is also being evaluated for the treatment of other hematologic malignancies, including T-cell lymphoma, through investigator-sponsored studies.(6) Information about duvelisib clinical trials can be found on www.clinicaltrials.gov.

About Verastem, Inc.

Verastem, Inc. (Nasdaq:VSTM) is a biopharmaceutical company focused on discovering and developing drugs to improve outcomes for patients with cancer. Verastem is currently developing duvelisib, a dual inhibitor of PI3K-delta and PI3K-gamma, which has successfully met the primary endpoints in both a Phase 2 study in double-refractory iNHL and a Phase 3 clinical trial in patients with relapsed/refractory CLL/SLL. In addition,

Verastem is developing the FAK inhibitor, defactinib, which is currently being evaluated in three separate clinical collaborations in combination with immunotherapeutic agents for the treatment of several different cancer types, including pancreatic, ovarian, non-small cell lung cancer, and mesothelioma. Verastem’s product candidates seek to treat cancer by modulating the local tumor microenvironment, enhancing anti-tumor immunity and reducing cancer stem cells. For more information, please visit www.verastem.com.

Verastem, Inc. forward-looking statements notice:

This press release includes forward-looking statements about Verastem’s strategy, future plans and prospects, including statements regarding the development and activity of Verastem’s investigational product candidates, including duvelisib and defactinib, and Verastem’s PI3K and FAK programs generally, the structure of our planned and pending clinical trials and the timeline and indications for clinical development and regulatory submissions. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of Verastem’s product candidates and preliminary or interim data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials; that the full data from the DUO study will not be consistent with the previously presented results of the study; that data may not be available when expected, including for the Phase 3 DUO™ study; that even if data from clinical trials is positive, regulatory authorities may require additional studies for approval and the product may not prove to be safe and effective; that the degree of market acceptance of product candidates, if approved, may be lower than expected; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that our product candidates will cause unexpected safety events or result in an unmanageable safety profile as compared to their level of efficacy; that duvelisib will be ineffective at treating patients with lymphoid malignancies; that Verastem will be unable to successfully initiate or complete the clinical development of its product candidates; that the development of Verastem’s product candidates will take longer or cost more than planned; that Verastem may not have sufficient cash to fund its contemplated operations; that Verastem or Infinity Pharmaceuticals, Inc. will fail to fully perform under the duvelisib license agreement; that Verastem may be unable to make additional draws under its debt facility or obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that Verastem will not pursue or submit regulatory filings for its product candidates, including for duvelisib in patients with CLL or iNHL; and that Verastem’s product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients. Other risks and uncertainties include those identified under the heading “Risk Factors” in Verastem’s Annual Report on Form 10-K for the year ended December 31, 2016 and in any subsequent filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Verastem’s views as of the date of this release, and Verastem does not undertake and specifically disclaims any obligation to update any forward-looking statements.

CONTACTS:

Verastem, Inc.

Marianne Lambertson

Vice President, Corporate Communications

781-292-4273

mlambertson@verastem.com

References

(1) Winkler et al. PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 2013; 20:1-11.

(2) Reif et al. Cutting Edge: Differential roles for phosphoinositide 3 kinases, p110-gamma and p110-delta, in lymphocyte chemotaxis and homing. J Immunol 2004:173:2236-2240.

(3) Schmid et al. Receptor tyrosine kinases and TLR/IL1Rs unexpectedly activate myeloid cell PI3K, a single convergent point promoting tumor inflammation and progression. Cancer Cell 2011;19:715-727.

(4) www.clinicaltrials.gov, NCT02004522

(5) www.clinicaltrials.gov, NCT01882803

(6) www.clinicaltrials.gov, NCT02783625, NCT02158091